Exhibit 99.1

NEWS RELEASE

Media Contact:                                Investor Relations Contact:
Michele Long                                Sheila G. Spagnolo
Phone (610) 251-1000                            Phone (610) 251-1000
mmlong@triumphgroup.com                        sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES PRICING OF $500 MILLION OF 7.75% SENIOR NOTES DUE 2025

BERWYN, Pa. - August 8, 2017 - Triumph Group, Inc. (“Triumph”) (NYSE:TGI) today announced the pricing of its previously announced offering of $500 million in aggregate principal amount of senior notes due 2025 (the “Notes”). The Notes will have an interest rate of 7.75% per annum and are being issued at a price equal to 100% of their face value. The Notes will be issued by Triumph and guaranteed on a full, joint and several basis by each of Triumph’s domestic restricted subsidiaries that is a borrower under any of the credit facilities or that guarantees any debt of Triumph or any of its domestic restricted subsidiaries under any credit facility, and in the future by any of the company's domestic restricted subsidiaries that are borrowers under any company credit facility or that guarantee any debt of Triumph or any of its restricted subsidiaries incurred under any credit facility. Triumph intends to use the net proceeds of the offering to repay amounts outstanding under its credit facilities and pay related fees and expenses. The offering is expected to close on August 17, 2017, subject to customary conditions to closing.
The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), subject to market and other conditions. The Notes have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aircraft structures, components, accessories, subassemblies and systems. Triumph serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.
Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017.